Exhibit 99.1

Solar Capital Announces Third Quarter Financial Results; Declares Quarterly Dividend of $0.60 per Share

NEW YORK--(BUSINESS WIRE)--November 1, 2011--Solar Capital Ltd. (NASDAQ: SLRC), today reported net investment income (NII) of $0.57 per share for the three months ended September 30, 2011, with a net asset value (NAV) per share of $21.20. Solar Capital also announced that its Board of Directors has declared a fourth quarter dividend of $0.60 per share, payable on December 29, 2011 to stockholders of record on December 15, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the calendar year.

Selected Highlights

($ in millions, except per share amounts)

	September 30, 2011	December 31, 2010
Investment Portfolio	$1,024.2	$976.2
Total Assets	$1,286.1	$1,291.8
Net Assets	$773.7	$827.0

NAV per share	$21.20	$22.73

Investment Portfolio Composition:
Senior Secured Loans	$378.4	$247.1
Subordinated Debt	$570.8	$649.8
Equity Investments	$75.0	$79.3

Weighted Average Portfolio Statistics:
Yield on Fair Value	14.6%	14.3%
Yield on Cost	13.3%	13.8%

Earnings Highlights

	Three months ended		Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Investment income	$35.3	$29.4	$102.9	$93.0

Net investment income	$20.7	$15.6	$61.2	$51.8
Net realized and unrealized gain	(72.6)	5.4	(51.8)	47.7
Net income	$(51.9)	$21.0	$9.4	$99.5

“We are pleased with the results of our selective origination efforts during the third quarter,” said Michael Gross, Chairman and CEO of Solar Capital Ltd. “Our asset valuations were struck this quarter when the indices for leveraged assets were near 2011 lows, resulting in across the board technical write-downs. Post quarter end, the indices have rebounded significantly. The steady fundamentals of our portfolio companies continue to support the potential for realizable value beyond our third quarter NAV. Despite the recent market dislocation, our new issue pipeline remains attractive, and the risk-reward characteristics of these potential investments are compelling. We have $250 million of credit facility proceeds available to invest in the current, more lender friendly environment. This portfolio growth should drive increases in net investment income.”

Portfolio Investments

The total value of our investments was approximately $1.0 billion at September 30, 2011 and $976.2 million at December 31, 2010. During the quarter ended September 30, 2011, we originated approximately $97 million in par value of investments in four new and three existing portfolio companies. We also received approximately $5 million from principal repayments. At September 30, 2011, we had investments in the securities of 41 portfolio companies with approximately 37% senior secured, 56% subordinated debt and 7% equity. As of September 30, 2011, there were no assets on non-accrual.

The weighted average yield on income-producing debt investments in our portfolio was approximately 14.6% on a fair value basis, at the end of the third quarter, an increase over the second quarter of 2011.

Results of Operations

Investment income was $35.3 million for the three months ended September 30, 2011 compared to $35.3 million and $29.4 million for the three months ended June 30, 2011 and September 30, 2010, respectively. The third quarter 2011 investment income was consistent with the prior quarter and higher than the previous year’s third quarter primarily due to a higher average portfolio balance. Net investment income of $20.7 million, or $0.57 per share, for the three months ended September 30, 2011 represents a 3% decrease in NII compared to the second quarter of 2011, which experienced elevated repayment activity. Expenses for the third quarter of 2011 were slightly higher than during the second quarter of 2011 and the third quarter of 2010, primarily due to increased fees, based on a larger portfolio. Interest expense was higher than the previous quarter on a higher average borrowing balance. Interest expenses have generally been lower during 2011 due to the repayment of higher priced fixed rate debt in late 2010. Net realized and unrealized losses of $72.6 million for the three months ended September 30, 2011 were primarily due to unrealized technical market valuation adjustments.

Investment income was $102.9 million for the nine months ended September 30, 2011 compared to $93.0 million for the nine months ended September 30, 2010. Net investment income of $61.2 million, or $1.68 per share, for the nine months ended September 30, 2011 represents an 18% increase over NII for the first nine months of 2010. Total expenses for the first nine months of 2011 and 2010 were comparable. Increased fee expense during 2011, based on a larger portfolio and higher NII, was offset by lower interest expenses. Interest expenses have been lower during 2011 due to the repayment of higher priced fixed rate debt in late 2010. Net realized and unrealized losses of $51.8 million for the nine months ended September 30, 2011 were primarily due to unrealized technical market valuation adjustments.

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, November 2, 2011. All interested parties may participate in the conference call by dialing (866) 203-2528 approximately 5-10 minutes prior to the call, international callers should dial (617) 213-8847. Participants should reference Solar Capital Ltd. and the participant passcode of 35719450 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website.

Financial Statements and Tables

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share amounts)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Investments at value:
Companies more than 25% owned (cost: $49,783 and $20,511, respectively)	$53,152	$20,508
Companies 5% to 25% owned (cost: $38,086 and $34,806, respectively)	30,468	29,235
Companies less than 5% owned (cost: $1,077,518 and $1,008,244 respectively)	940,625	926,478
Total investments (cost: $1,165,387 and $1,063,561, respectively)	1,024,245	976,221

Cash and cash equivalents	233,842	288,732
Interest and dividends receivable	10,859	5,592
Deferred credit facility costs	4,192	5,904
Fee revenue receivable	4,217	3,935
Derivative assets (cost $2,938 and $0, respectively)	4,733	604
Receivable for investments sold	3,225	10,560
Deferred offering costs	376	—
Prepaid expenses and other receivables	454	243
Total Assets	1,286,143	1,291,791

Liabilities
Credit facilities payable	353,328	400,000
Term Loan	35,000	35,000
Payable for investments purchased	86,482	14,625
Dividend payable	21,901	—
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	5,236	4,892
Performance-based incentive fee payable	5,216	4,347
Interest payable	1,269	597
Deferred fee revenue	537	1,242
Due to Solar Capital Management LLC	795	773
Derivative liabilities	521	1,539
Taxes payable	787	329
Other accrued expenses and payables	1,324	1,453
Total Liabilities	512,396	464,797

Net Assets
Common stock, par value $0.01 per share 36,501,373 and 36,383,158 shares issued and outstanding, respectively, 200,000,000 authorized	365	364
Paid-in capital in excess of par	929,885	926,991
Distributions in excess of net investment income	(5,916)	(1,545)
Accumulated net realized losses	(12,884)	(10,541)
Net unrealized depreciation	(137,703)	(88,275)
Total Net Assets	$773,747	$826,994

Number of shares outstanding	36,501,373	36,383,158
Net Asset Value Per Share	$21.20	$22.73

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$4,341	$300	$5,789	$300
Companies 5% to 25% owned	-	-	-	7,619
Other interest and dividend income	30,988	29,103	97,117	85,078
Total interest and dividends	35,329	29,403	102,906	92,997
Total investment income	35,329	29,403	102,906	92,997

EXPENSES:
Investment advisory and management fees	5,236	4,607	15,319	13,404
Performance-based incentive fee	5,216	3,887	15,273	12,958
Interest and other credit facility expenses	2,242	3,943	6,174	10,540
Administrative service fee	357	387	1,074	1,098
Other general and administrative expenses	1,223	972	3,039	2,978
Total operating expenses	14,274	13,796	40,879	40,978
Net investment income before income tax expense	21,055	15,607	62,027	52,019
Income tax expense	344	56	798	191
Net investment income	20,711	15,551	61,229	51,828

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, DERIVATIVES AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies 5% to 25% owned	784	-	784	16,397
Companies less than 5% owned	-	(24)	5,106	(44,233)
Net realized gain(loss) on investments	784	(24)	5,890	(27,836)
Derivatives	1,487	(8,832)	(7,748)	916
Foreign currency exchange	(34)	-	(348)	3,531
Net realized gain (loss) before income tax expense	2,237	(8,856)	(2,206)	(23,389)
Income tax expense	137	-	137	-
Net realized gain (loss)	2,100	(8,856)	(2,343)	(23,389)

Net change in unrealized gain (loss):
Investments:
Companies more than 25% owned	269	1,000	3,372	1,000
Companies 5% to 25% owned	(1,357)	(81)	(2,047)	(18,161)
Companies less than 5% owned	(77,516)	14,023	(55,127)	92,911
Net change in unrealized gain (loss) on investments	(78,604)	14,942	(53,802)	75,750
Derivatives	1,995	(669)	2,209	(3,995)
Foreign currency exchange	1,854	41	2,165	(667)
Net change in unrealized gain (loss)	(74,755)	14,314	(49,428)	71,088

Net realized and unrealized gain (loss) on investments, derivatives and foreign currencies	(72,655)	5,458	(51,771)	47,699

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(51,944)	$21,009	$9,458	$99,527

Earnings per share	$(1.42)	$0.63	$0.26	$3.02

Note: For periods prior to February 9, 2010, the share count used in all share-based computations has been decreased retroactively by a factor of approximately 0.4022, representing the rate at which shares of Solar Capital Ltd. common stock were exchanged for units of Solar Capital LLC prior to the initial public offering.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Nick Radesca, 212-993-1660